EXHIBIT 10.4(b)

2007 Performance Measures for Annual Incentive Plan

For 2007, the Compensation Committee established the following performance measures under the Annual Incentive Plan:

Adjusted OROOA (operating profit divided by operating assets) for all business units except Global Accounts

For Global Accounts, adjusted OROOA plus Global Accounts Profitability and Revenue Growth